EXHIBIT 99.3

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Provides 2022 Capital Budget and Outlook
Plan expected to deliver >$300 million of Free Cash Flow1 in 2022
Company expects to achieve deleveraging targets ahead of schedule
TULSA, OK - February 22, 2022 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced its capital budget and production guidance for full-year 2022.
Highlights
•Allocates capital to highest-return opportunities, prioritizing the generation of Free Cash Flow1 and leverage reduction
•Maintains capital discipline with flat activity levels versus 2021, with expected total capital expenditures of ~$520 million, including ~$20 million for non-operated activity and ~$10 million for ESG focused investments
•Generates expected Free Cash Flow1 of >$300 million at $80 WTI and $4.65 Henry Hub
•Accelerates achievement of deleveraging targets by approximately six months. Company expects to achieve 1.5x Net Debt/Adjusted EBITDA1 ratio in third-quarter 2022 and below 1.0x by the second half of 2023
•Holds oil production approximately flat with 4Q-21 levels and generates expected full-year oil production growth of 24 -34% versus prior year, driven primarily by production acquired in the second-half of 2021
•Improves capital efficiency through longer-lateral completions, with average lateral length for 2022 expected to be ~11,800 feet, including 18 15,000-foot wells
"Our 2022 capital budget and expectations are a direct result of the transformational nature of the transactions we executed in 2021," stated Jason Pigott, President and CEO. "The well-timed acquisitions and efficient integration of the properties into our development plan dramatically increased our capital efficiency and oil cut, driving our expected Free Cash Flow1 generation and enabling us to further strengthen our balance sheet. Combined, these important steps are expected to position the Company to return cash to shareholders by early 2023."
Laredo’s 2022 capital budget maintains the Company’s commitment to capital discipline, holding its rig and completions crew count flat with 2021. Activity and capital levels are front-end loaded, with the year’s highest level of investment occurring in the first quarter of 2022, during which the Company is operating three drilling rigs and two completions crews for much of the quarter. Laredo plans to release one drilling rig and one completions crew by the end of the first quarter and operate a constant two drilling rigs and one completions crew for the balance of 2022.
The Company’s 2022 development plan is focused entirely on capital efficient, oil-weighted Howard County inventory. Efficiencies are expected to further improve with 18 15,000-foot wells in the 2022 plan and average lateral length increasing ~18% to 11,800 feet. Laredo expects to hold full-year 2022 average daily oil production relatively flat with Q4-21 levels.
The primary driver for the expected increase in 2022 capital expenditures versus 2021 is a robust inflationary environment, with Laredo anticipating average inflation of ~15% for 2022. The Company has contracted a significant portion of its services and tangible goods through the first half of 2022. Other significant differences from 2021 investments include ~$20 million for non-operated activities and ~$10 million for facility upgrades to improve emissions on recently acquired properties.
1Non-GAAP financial measure; please see definitions of non-GAAP financial measures at the end of this release.
Full-Year 2022 Guidance
The table below reflects the Company's guidance for total and oil production, incurred capital expenditures and selected activity metrics.

FY-22E
Total production (MBOE per day)	82.0 - 86.0
Oil production (MBOPD)	39.5 - 42.5
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	~520

Average drilling rigs	2.3
Average completions crews	1.2
TILs/Completions/Spuds	55/55/65
Average lateral length (ft.)	11,800
Average WI%	97%

Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, the possibility of production curtailment, hedging activities, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company’s transactions, if any, with its securities from time to time, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of new environmental, health and safety requirements applicable to the Company’s business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2020, Current Report on Form 8-K, filed with the Securities and Exchange Commission ("SEC") on May 11, 2021 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab "Investor Relations" or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Laredo does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Free Cash Flow (Unaudited)
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before changes in operating assets and liabilities, net, less incurred capital expenditures, excluding non-budgeted acquisition costs. Free Cash Flow does not represent funds available for future discretionary use because it excludes funds required for future debt service, capital expenditures, acquisitions, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
Adjusted EBITDA (Unaudited)
Adjusted EBITDA is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, accretion expense, gains or losses on disposal of assets, interest expense, income taxes and other non-recurring income and expenses. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because this measure:
•is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of its capital structure from its operating structure; and
•is used by management for various purposes, including as a measure of operating performance, in presentations to the Company's board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Adjusted EBITDA reported by different companies. The Company's measurements of Adjusted EBITDA for financial reporting as compared to compliance under its debt agreements differ.
Net Debt (Unaudited)
Net Debt, a non-GAAP financial measure, is calculated as the face value of long-term debt less cash and cash equivalents. Management believes Net Debt is useful to management and investors in determining the Company's leverage position since the Company has the ability, and may decide, to use a portion of its cash and cash equivalents to reduce debt.
Net Debt to TTM Adjusted EBITDA (Unaudited)
Net Debt to TTM Adjusted EBITDA is calculated as Net Debt divided by trailing twelve-month Adjusted EBITDA. Net Debt to Adjusted EBITDA is used by the Company's management for various purposes, including as a measure of operating performance, in presentations to its board of directors and as a basis for strategic planning and forecasting.

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com

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